Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-169119 November 18, 2010

Barclays Bank PLC Return Optimization Securities with Contingent Protection

Linked to a Basket of Exchange-Traded Funds due March 31, 2015

Investment Description

Return Optimization Securities with Contingent Protection (the “Securities”) are unconditional, unsecured and unsubordinated debt securities issued by Barclays Bank PLC (the “Issuer”) with returns linked to the performance of a weighted basket (the “Underlying Basket”) of exchange-traded funds (each, a “Basket Equity”). The Securities are designed to enhance returns in a moderate-return environment – meaning an environment in which the Underlying Basket generally experiences moderate appreciation. If the Basket Return is positive, at maturity you will receive your principal plus 2.5 times the Basket Return, up to the Maximum Gain, which will be set on the Trade Date and is expected to be between 49% and 57%, providing you with an opportunity to outperform the Underlying Basket. If the Basket Return is between 0 and -30% (inclusive), at maturity you will receive your principal. If the Basket Return is below -30%, at maturity you will lose 1% (or a fraction thereof) of your principal for every 1% (or a fraction thereof) that the Basket Return is below 0%. Accordingly, if the Underlying Basket declines by more than 30% over the term of your Securities, closing below the Trigger Level on the Final Valuation Date, you may lose up to 100% of your principal. The contingent protection feature applies only if the Securities are held to maturity. Any payment on the Securities, including any contingent protection feature, is subject to the creditworthiness of the Issuer and is not, either directly or indirectly, an obligation of any third party.

Features

❑

Core Investment Opportunity: At maturity, the Securities enhance any positive returns of the Underlying Basket up to the Maximum Gain while providing a contingent initial cushion from depreciation of the Underlying Basket up to the Trigger Level. In moderate-return environments, this strategy provides an opportunity to outperform investments that track the performance of the Underlying Basket.

❑

Contingent Protection of Principal: At maturity, you may be entitled to receive a cash payment equal to your principal, under the certain limited circumstances described in this free writing prospectus, even if the Underlying Basket depreciates over the term of the Securities. Contingent protection only applies if the Securities are held to maturity and is subject to the creditworthiness of Barclays Bank PLC.

Key Dates1

Trade Date:	December 28, 2010
Settlement Date:	December 31, 2010
Final Valuation Date[2]:	March 25, 2015
Maturity Date[2]:	March 31, 2015

[1]

Expected. In the event we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the Securities remains the same.

[2]

Subject to postponement in the event of a market disruption event as described under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds” and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in the prospectus supplement.

Security Offering

We are offering Return Optimization Securities with Contingent Protection linked to a weighted basket of exchange-traded funds consisting of (i) SPDR® S&P 500® ETF Trust (“SPY”), (ii) iShares® MSCI EAFE Index Fund (“EFA”), and (iii) iShares® MSCI Emerging Markets Index Fund (“EEM”). The return on the Securities is subject to, and will not exceed, the predetermined Maximum Gain nor the corresponding maximum payment at maturity per $10.00 Security, both of which are listed below. The actual Maximum Gain and maximum payment at maturity for the Securities will be set on the Trade Date. The Securities are offered at a minimum investment of $1,000.

Underlying Basket	Basket Weightings	Maximum Gain[1]	Maximum Payment at Maturity per $10 Security[1]	Trigger Level	CUSIP	ISIN
A weighted basket comprised of (i) SPDR® S&P 500® ETF Trust (“SPY”), (ii) iShares® MSCI EAFE Index Fund (“EFA”), and (iii) iShares® MSCI Emerging Markets Index Fund (“EEM”)	With respect to SPY: 30%; EFA: 30%; and EEM: 40%	49.00% to 57.00%	$14.90 to $15.70	70, which is 70% of the Basket Starting Level	06738G720	US06738G7209

[1]	Actual Maximum Gain and maximum payment at maturity will be determined on the Trade Date.

See “Additional Information about Barclays Bank PLC and the Securities” on page FWP-2 of this free writing prospectus. The Securities will have the terms specified in the prospectus dated August 31, 2010, the prospectus supplement dated August 31, 2010 and this free writing prospectus.

See “Key Risks” on page FWP-6 of this free writing prospectus and “Risk Factors” beginning on page S-5 of the prospectus supplement for risks related to investing in the Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Securities constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Underwriting Discount	Proceeds to Barclays Bank PLC
Per Security	$10.00	$0.3125	$9.6875
Total	$•	$•	$•

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Securities

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated August 31, 2010, the prospectus supplement dated August 31, 2010 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 2-3430). A copy of the prospectus may be obtained from Barclays Capital, 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

You may revoke your offer to purchase the Securities at any time prior to the pricing as described on the cover of this free writing prospectus. We reserve the right to change the terms of, or reject any offer to purchase the Securities prior to their issuance. In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this free writing prospectus together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated August 31, 2010 relating to our Global Medium-Term Securities, Series A, of which these Securities are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

♦	Prospectus supplement dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201604/d424b3.htm

Our SEC file number is 1-10257. References to “Barclays,” Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this document, “Securities” refers to the Return Optimization Securities with Contingent Protection linked to a Basket of Exchange-Traded Funds that are offered hereby, unless the context otherwise requires.

Investor Suitability

The Securities may be suitable for you if:

♦

You seek an investment with an enhanced return linked to the potential positive performance of the Underlying Basket, and you believe the Underlying Basket will increase moderately over the term of the Securities—meaning that such an increase is unlikely to exceed the Maximum Gain at maturity.

♦

You are willing and able to lose up to 100% of your principal amount if the Underlying Basket depreciates by more than 30% over the term of the Securities, with the Basket Ending Level below the Trigger Level on the Final Valuation Date.

♦

You are willing to forgo dividends paid on the shares of the Basket Equities and the component stocks of the S&P 500® Index, MSCI EAFE® Index, and MSCI Emerging Markets IndexSM (each, an “Underlying Index” and together, the “Underlying Indices”).

♦	You do not seek current income from this investment.

♦	You are willing and able to hold the Securities to maturity, a term of 4 years and 3 months.

♦	You are willing to invest in securities for which there may be little or no secondary market.

♦	You are comfortable with the creditworthiness of Barclays Bank PLC, as Issuer of the Securities.

The Securities may not be suitable for you if:

♦	You do not believe the Underlying Basket will increase over the term of the Securities, or you believe the Underlying Basket will increase by more than the Maximum Gain at maturity.

♦

You are unwilling to make an investment that is fully exposed to the downside performance risk of the Underlying Basket if the Underlying Basket depreciates by more than 30% over the term of the Securities, with the Basket Ending Level below the Trigger Level on the Final Valuation Date.

♦	You seek an investment that is exposed to the full potential appreciation of the Underlying Basket, without the cap on participation of the Maximum Gain.

♦	You prefer to receive dividends paid on the shares of the Basket Equities or the component stocks of the Underlying Indices.

♦	You seek current income from this investment.

♦	You are unwilling or unable to hold the Securities to maturity, a term of 4 years and 3 months.

♦	You are not willing or are unable to assume the credit risk associated with Barclays Bank PLC, as Issuer of the Securities.

♦	You seek an investment for which there will be an active secondary market.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the 'Key Risks' beginning on page FWP-6 of this free writing prospectus for risks related to an investment in the Securities.

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Indicative Terms1

Issuer:	Barclays Bank PLC
Issue Price:	$10.00 per Security
Term:	4 years and 3 months
Reference Asset:[2]	The Securities are linked to a weighted basket comprised of (i), SPDR® S&P 500® ETF Trust (“SPY”), (ii) iShares® MSCI EAFE Index Fund (“EFA”), and (iii) iShares® MSCI Emerging Markets Index Fund (“EEM”) (each a “Basket Equity” and collectively, the “Underlying Basket”).
Basket Weightings:	With respect to: (i) SPY: 30%; (ii) EFA: 30%; and (iii) EEM: 40%.
Payment at Maturity (per $10.00)

If the Basket Return is positive and the product of the Basket Return and the Multiplier is equal to or greater than the Maximum Gain,

you will receive:

$10.00 + ($10.00 x Maximum Gain)

If the Basket Return is positive and the product of the Basket Return and the Multiplier is less than the Maximum Gain,

you will receive:

$10.00 + ($10.00 x Multiplier x Basket Return)

If the Basket Return is between 0% and -30% (inclusive),

you will receive a cash payment of $10.00.

If the Basket Return is less than -30%,

you will lose 1% of your initial investment (or a fraction thereof) for each percentage point (or a fraction thereof) that the Basket Return is below 0%.:

$10.00 + ($10.00 x Basket Return)

Accordingly, if the Basket Ending Level has declined by more than 30% from the Basket Starting Level on the Final Valuation Date, you may lose up to 100% of your initial investment.

Any payment on the Securities, including the contingent protection feature, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Key Risks—Credit of Issuer” in this free writing prospectus.

Multiplier	2.5
Maximum Gain	49.00% to 57.00% (the actual Maximum Gain will be determined on the Trade Date)
Basket Return	Basket Ending Level – Basket Starting Level Basket Starting Level
Basket Starting Level	Set equal to 100 on the Trade Date.
Basket Ending Level

On the Final Valuation Date, the Basket Ending Level will be calculated as follows:

100 x [1 + (SPY return x 30%) + (EFA return x 30%) + (EEM return x 40%)]

The returns set forth in the formula above reflect the performance of the Basket Equities as described under “Basket Equity Return” below.

Basket Equity Return:

With respect to each Basket Equity, the percentage change from the Equity Starting Price to the Equity Ending Price, calculated as follows:

Equity Ending Price – Equity Starting Price

Equity Starting Price

Equity Starting Price:	With respect to each Basket Equity, the closing price for such Basket Equity on the Trade Date.
Equity Ending Price:	With respect to each Basket Equity, the closing price for such Basket Equity on the Final Valuation Date.
Trigger Level[3]	70, which is 70% of the Basket Starting Level

Determining Payment at Maturity

If the Basket Return is less than -30% you will lose 1% (or a fraction thereof) of your initial investment for every 1% (or fraction thereof) the Basket Return is below 0%. Accordingly, for each $10.00 invested, your payment at maturity will be calculated as follows:

$10.00 + ($10.00 x Basket Return)

As such, you could lose up to 100% of your initial investment depending on how much the Underlying Basket depreciates over the term of the Securities.

[1]	Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
[2]

For a description of adjustments that may affect the reference asset, see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” and “Reference Assets—Baskets—Adjustments Relating to Notes with the Reference Asset Comprised of a Basket” in the prospectus supplement.

[3]

Any payment on the Securities, including any contingent protection, is dependent on the ability of Barclays Bank PLC to satisfy its obligations when they come due and is not, either directly or indirectly, an obligation of any third party.

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Hypothetical Return Table and Examples at Maturity

The examples and tables below illustrate the payment at maturity for a $10.00 Security on a hypothetical offering of Securities, with the following assumptions:*

Term:	4 years and 3 months
Basket Starting Level:	100
Trigger Level:	70 (70% of the Basket Starting Level)
Maximum Gain:	53.00% (the midpoint of the range of 49% to 57%)

*	The actual Maximum Gain will be determined on the Trade Date. Numbers have been rounded for ease of analysis.

Basket Ending Level	Basket Return*	Payment at Maturity	Securities Total Return at Maturity
200.00	100%	$15.30	53.00%
190.00	90%	$15.30	53.00%
180.00	80%	$15.30	53.00%
170.00	70%	$15.30	53.00%
160.00	60%	$15.30	53.00%
150.00	50%	$15.30	53.00%
140.00	40%	$15.30	53.00%
130.00	30%	$15.30	53.00%
121.20	21.20%	$15.30	53.00%
120.00	20%	$15.00	50.00%
110.00	10%	$12.50	25.00%
100.00	0%	$10.00	0.00%
90.00	-10%	$10.00	0.00%
80.00	-20%	$10.00	0.00%
75.00	-25%	$10.00	0.00%
70.00	-30%	$10.00	0.00%
60.00	-40%	$6.00	-40.00%
50.00	-50%	$5.00	-50.00%
40.00	-60%	$4.00	-60.00%
30.00	-70%	$3.00	-70.00%
20.00	-80%	$2.00	-80.00%
10.00	-90%	$1.00	-90.00%
0.00	-100%	$0.00	-100.00%

*The	Basket Return excludes any cash dividend payments.

Example 1—On the Final Valuation Date, the Basket Ending Level is 10% above the Basket Starting Level, resulting in a Basket Return of 10.00%. Because the Basket Return of 10.00% multiplied by 2.5 does not exceed the Maximum Gain of 53.00%, the investor receives a payment at maturity of $12.50 per $10.00 principal amount Security, calculated as follows:

$10.00 + ($10.00 x 2.5 x 10.00%) = $10.00 + $2.50 = $12.50

Example 2—On the Final Valuation Date, the Basket Ending Level is 50% above the Basket Starting Level, resulting in a Basket Return of 50%. Because 2.5 multiplied by the Basket Return of 50% is greater than the Maximum Gain of 53.00%, the investor receives a payment at maturity of $15.30 per $10.00 principal amount per Security, the maximum payment at maturity.

Example 3—On the Final Valuation Date, the Basket Ending Level is 20% below the Basket Starting Level, resulting in a Basket Return of -20%. Because the Basket Return is greater than -30%, with the Basket Ending Level above the Trigger Level on the Final Valuation Date, the investor receives a payment at maturity of $10.00 per $10.00 principal amount per Security.

Example 4—On the Final Valuation Date, the Basket Ending Level is 50% below the Basket Starting Level, resulting in a Basket Return of -50%. Because the Basket Return is less than -30%, with the Basket Ending Level below the Trigger Level on the Final Valuation Date, the investor is fully exposed to the depreciation of the Underlying Basket and receives a payment at maturity of $5.00 per $10.00 principal amount Security, calculated as follows:

$10.00 + ($10.00 x -50%) = $5.00

Accordingly, if the Basket Ending Level is below the Trigger Level on the Final Valuation Date, you may lose up to 100% of your initial investment.

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What are the tax consequences of the Securities?

Some of the tax consequences of your investment in the Securities are summarized below.  The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.  As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Securities as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Securities in the manner described below. This opinion assumes that the description of the terms of the Securities in this free writing prospectus is materially correct.

The United States federal income tax consequences of your investment in the Securities are uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described below. Pursuant to the terms of the Securities, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid cash-settled executory contract with respect to the Underlying Basket. Subject to the discussion of Section 1260 below, if your Securities are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Such gain or loss should generally be long-term capital gain or loss if you have held your Securities for more than one year.

Although not entirely clear, it is possible that the purchase and ownership of the Securities could be treated as a “constructive ownership transaction” with respect to the Underlying Basket that is subject to the constructive ownership rules of Section 1260 of the Internal Revenue Code. If your Securities were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale or maturity of your Securities that is attributable to the appreciation of the shares of the Basket Equities over the term of the Securities would be recharacterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such capital gain) to the extent that such capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased the actual number of shares of each Basket Equity referenced by your Securities on the date that you purchased the Securities and sold those shares on the date of the sale or maturity of the Securities (the “Excess Gain Amount”). Because the maturity payment under the Securities will only reflect the appreciation or depreciation in the value of the shares of the Basket Equities and will not be determined by reference to any short-term capital gains or ordinary income, if any, that is recognized by holders of shares of the Basket Equities, we believe that it is more likely than not that the Excess Gain Amount will be equal to zero, and that the application of the constructive ownership rules will accordingly not have any adverse effects to you. However, it is possible that the Excess Gain Amount could be greater than zero if the Internal Revenue Service successfully asserts that, with respect to each Basket Equity, the number of Basket Equity shares used to determine the Excess Gain Amount should be calculated by dividing the amount you paid for your Securities (times the relevant Basket Weighting) by the Basket Equity share price on the date you acquired your Securities, as opposed to making such determination based on the actual number of Basket Equity shares that, after taking into account the Multiplier, are effectively referenced in determining the actual return on your Securities. Because the application of the constructive ownership rules is unclear, however, you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the Securities.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Securities, possibly with retroactive effect. Other alternative treatments for your Securities may also be possible under current law. For example, it is possible that the Securities could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments. If your Securities are so treated, you would be required to accrue interest income over the term of your Securities and you would recognize gain or loss upon the sale or maturity of your Securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Securities. Any gain you recognize upon the sale or maturity of your Securities would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your Securities, and thereafter would be capital loss.

For a further discussion of the tax treatment of your Securities as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities. For additional, important considerations related to tax risks associated with investing in the Securities, you should also examine the discussion in “Key Risks—Taxes”, in this free writing prospectus.

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Securities), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Securities.

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Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Basket Equities. Some of the risks that apply to an investment in the Securities offered hereby are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the prospectus supplement. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the Securities in light of your particular circumstances.

♦

You risk Losing Some or All of Your Principal—If the Basket Ending Level is below the Trigger Level, resulting in a Basket Return of less than -30%, you will lose 1% (or a fraction thereof) of your principal for each 1% (or a fraction thereof) that the Basket Return is less than 0% (i.e., you will lose 1% (or a fraction thereof) of your principal for each 1% (or a fraction thereof) that the Basket Ending Level declines below the Basket Starting Level). Accordingly, if the Basket Ending Level has declined by more than 30% from the Basket Starting Level over the term of the Securities, you risk losing 100% of your principal.

♦

Contingent Protection Only If You Hold the Securities to Maturity—You will be entitled to receive at least the principal amount of your Securities under the certain limited circumstances described in this free writing prospectus only if you hold your Securities to maturity. The market value of the Securities may fluctuate between the date you purchase them and the Final Valuation Date. If you sell your Securities in the secondary market prior to maturity, you will not receive contingent principal protection on the portion of your Securities sold. You should be willing to hold your Securities to maturity. Contingent protection provided at maturity is subject to the creditworthiness of Barclays Bank PLC and is not, either directly or indirectly, an obligation of any third party.

♦

Your Maximum Return on the Securities Is Limited to the Maximum Gain—If the Basket Ending Level is greater than the Basket Starting Level, for each $10 principal amount of Securities you will receive at maturity $10 plus an additional amount that will not exceed a predetermined percentage of the principal amount, regardless of the appreciation of the Underlying Basket, which may be significant. We refer to this percentage as the Maximum Gain, which will be set on the Trade Date and will not be less than 49.00%.

♦

Changes in Closing Prices of the Basket Equities May Offset Each Other—The Securities are linked to a weighted basket composed of the Basket Equities. Where the Equity Ending Price of one of the Basket Equities increases relative to its Equity Starting Price, the Equity Ending Price of another Basket Equity may not increase by the same amount or may even decline. Therefore, in calculating the Basket Ending Level, increases in the price of one of the Basket Equities may be moderated, or offset, by lesser increases or declines in the price of another Basket Equity. This effect is further amplified by the differing weights of the Basket Equities. The most heavily weighted Basket Equity, EEM, will have a larger impact on the Basket Return than either SPY or EFA, which have lesser weightings.

♦

No Interest, Dividend Payments or Voting Rights—As a holder of the Securities, you will not receive interest payments, and you will not have voting rights, rights to receive cash dividends or other distributions, or any other rights that holders of shares of the Basket Equities or the component stocks of the Underlying Indices would have.

♦

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Securities Prior to Maturity—While the payment at maturity for the offered Securities described in this free writing prospectus is based on the full principal amount of the Securities, the original issue price of the Securities includes the agents’ commission and the estimated cost of hedging our obligations under the Securities through one or more of our affiliates. As a result, the price, if any, at which Barclays Bank PLC or its affiliates will be willing to purchase the Securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original issue price, and any such sale prior to the maturity date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Securities to maturity.

♦

Dealer Incentives—We, our affiliates and agents act in various capacities with respect to the Securities. We and other of our affiliates may act as a principal, agent or dealer in connection with the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay compensation of $0.3125 per Security to the principals, agents and dealers in connection with the distribution of the Securities.

♦

Limited Liquidity—The Securities will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Securities in the secondary market but are not required to do so and may cease any such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Securities.

♦

Credit of Issuer—The Securities are unsecured debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any contingent protection provided at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Securities and, in the event Barclays Bank PLC were to default on its obligations, you may not receive the contingent protection or any other amounts owed to you under the terms of the Securities.

♦

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

♦

Taxes—The U.S. federal income tax treatment of the Securities is uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Securities even though you will not receive any payments with respect to the Securities until maturity and whether all or part of

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the gain you may recognize upon the sale or maturity of an instrument such as the Securities could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities.

♦

Potentially Inconsistent Research, Opinions or Recommendations by Barclays, UBS Financial Services Inc. or Their Respective Affiliates—Barclays, UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Barclays, UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and the Basket Equities.

♦

Potential Barclays Bank PLC Impact on Price—Trading or transactions by Barclays Bank PLC or its affiliates in the shares of the Basket Equities or in futures, options, or other derivative products on the shares of the Basket Equities may adversely affect the prices of the Basket Equities and, therefore, the market value of the Securities.

♦

Certain Features of Exchange-Traded Funds Will Impact the Value of the Securities—The performance of each Basket Equity does not fully replicate the performance of the applicable Underlying Index, and each Basket Equity may hold securities not included in the applicable Underlying Index. The value of the Basket Equities to which your Securities are linked is subject to:

♦	Management risk. This is the risk that the investment strategy for the Basket Equities, the implementation of which is subject to a number of constraints, may not produce the intended results.

♦

Derivatives risk. The Basket Equities may invest in stock index futures contracts and other derivatives. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the Basket Equities’ losses, and, as a consequence, the losses of your Securities, may be greater than if the Basket Equities invested only in conventional securities.

♦

The Basket Equities May Underperform the Underlying Indices—The performance of the Basket Equities may not replicate the performance of, and may underperform, the Underlying Indices. Unlike the applicable Underlying Index, each Basket Equity will reflect transaction costs and fees that will reduce its relative performance. Moreover, it is also possible that the Basket Equity may not fully replicate or may, in certain circumstances, diverge significantly from the performance of the Underlying Index; for example, due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the Basket Equity, differences in trading hours between the Basket Equity and the Underlying Index or due to other circumstances. Because the payment due at maturity of your Securities is linked to the performance of the Basket Equities and not the Underlying Indices, the return on your Securities may be less than that of an alternative investment linked directly to the Underlying Indices.

♦

Exposure to Fluctuations in Foreign Exchange Rates—The value of the Securities will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the component stocks of the iShares® MSCI EAFE Index Fund and iShares® MSCI Emerging Markets Index Fund are denominated. Therefore, if the applicable currencies depreciate relative to the U.S. dollar over the term of the Securities, you may lose money even if the local currency value of the component stocks of the iShares® MSCI EAFE Index Fund and iShares® MSCI Emerging Markets Index Fund goes up.

♦

Risks Associated with Emerging Markets—An investment in the Securities linked to iShares® MSCI Emerging Markets Index Fund will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid institutional change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

♦

Non-U.S. Securities Markets Risks—The stocks included in the iShares® MSCI EAFE Index Fund and iShares® MSCI Emerging Markets Index Fund are issued by foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the financial products linked to the iShares® MSCI EAFE Index Fund and iShares® MSCI Emerging Markets Index Fund, which may have an adverse effect on the Securities. Also, the public availability of information concerning the issuers of stocks included in the iShares® MSCI EAFE Index Fund and iShares® MSCI Emerging Markets Index Fund will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of the stocks included in the iShares® MSCI EAFE Index Fund and iShares® MSCI Emerging Markets Index Fund may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.

♦

The Payment at Maturity on Your Securities is Not Based on the Prices of the Basket Equities at Any Time Other than the Final Valuation Date—The Equity Ending Price of each Basket Equity and the Basket Return will be based solely on the closing prices of the Basket Equities on the Final Valuation Date (subject to adjustments as described in the prospectus supplement). Therefore, if the prices of one or more of the Basket Equities drops precipitously on the Final Valuation Date, the payment at maturity, if any, that you will receive for your Securities may be significantly less than it would otherwise have been had the payment at maturity been linked to the prices of the Basket Equities at a time prior to such drop. Although the prices of one or more of the Basket Equities on the maturity date or at other times during the life of your Securities may be higher than the closing prices on the Final Valuation Date, you will not benefit from the prices of the Basket Equities at any time other than the Final Valuation Date.

♦

Many Economic and Market Factors Will Affect the Value of the Securities—In addition to the price of the Basket Equities on any day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the expected volatility of the Basket Equities, the Underlying Indices and securities comprising the Underlying Indices;

♦	the time to maturity of the Securities;

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♦	the market prices and dividend rates underlying the Basket Equities and the component stocks of the Underlying Indices;

♦	interest and yield rates in the market generally;

♦	a variety of economic, financial, political, regulatory or judicial events;

♦	the exchange rate and the volatility of the exchange rate between the U.S. dollar and currencies in which the stocks underlying the Basket Equities are denominated;

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Basket Information

We urge you to read the following section in the accompanying prospectus supplement: “Reference Assets—Exchange-Traded Funds—Reference Asset Investment Company and Reference Asset Information”. Companies with securities registered under the Securities Act of 1933, as amended, which is commonly referred to as the “Securities Act”, and the Investment Company Act of 1940, as amended, which is commonly referred to as the “40 Act”, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC by the company issuing the Basket Equity can be located by reference to the SEC file numbers specified below.

The summary information below regarding the company issuing the Basket Equity comes from the issuer’s SEC filings and has not been independently verified by us. We do not make any representations as to the accuracy or completeness of such information or of any filings made by the issuer of the Basket Equity with the SEC. You are urged to refer to the SEC filings made by the issuer and to other publicly available information (such as the issuer’s annual report) to obtain an understanding of the issuer’s business and financial prospects. The summary information contained below is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular issuer.

Information contained on certain websites mentioned below is not incorporated by reference in, and should not be considered part of, this free writing prospectus.

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SPDR® S&P 500® ETF Trust

We have derived all information contained in this free writing prospectus regarding the SPDR® S&P 500® ETF Trust (“SPY”), including, without limitation, its make-up, method of calculation and changes in its components, from the prospectus for the SPDR® S&P 500® ETF Trust dated January 27, 2010 issued by the SPDR® S&P 500® ETF Trust. Such information reflects the policies of, and is subject to change by, PDR Services LLC, the sponsor of SPY.

SPY, a unit investment trust, issues units of the trust (referred to in this free writing prospectus as “shares”) that represent an undivided ownership interest in a portfolio of all of the common stocks of the S&P 500® Index (the “Underlying Index”). Units of SPY are listed and trade at market prices on the NYSE Arca, Inc. SPY intends to provide investment results that, before expenses, generally correspond to the price and yield performance of the Underlying Index.

The S&P 500® Index is composed of five hundred (500) selected stocks, all of which are listed on national stock exchanges and spans over 24 separate industry groups. As of December 31, 2009, the five largest industry groups comprising the S&P 500® Index were: Energy 11.48%; Technology-Hardware & Equipment 9.20%; Pharmaceuticals-Biotechnology & Life 8.43%; Software & Services 8.05% and Diversified Financials 7.87%. Since 1968, the S&P 500® Index has been a component of the U.S. Commerce Department’s list of Leading Indicators that track key sectors of the U.S. economy. Current information regarding the market value of the S&P 500® Index is available from market information services. The S&P 500® Index is determined, comprised and calculated without regard to SPY.

Information provided to or filed with the SEC by SPY can be located by reference to SEC file numbers 033-46080 and 811-06125.

Historical Information for SPDR® S&P 500® ETF Trust

The following graph sets forth the historical performance of SPDR® S&P 500® ETF Trust based on the daily closing price from January 2, 2004 through November 15, 2010. The closing price of SPDR® S&P 500® ETF Trust on November 15, 2010 was $120.04.

The graph set forth above shows the historical performance of SPY based on the daily closing price of SPY. We obtained SPY closing prices above from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. Historical performance of SPY is not an indication of future performance. Future performance of SPY may differ significantly from historical performance, either positively or negatively. We cannot give you assurance that the performance of SPY will result in the return of any of your initial investment.

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iShares ® MSCI EAFE Index Fund

We have derived all information contained in this free writing prospectus regarding iShares® MSCI EAFE Index Fund (“EFA”), including, without limitation, its make-up, method of calculation and changes in its components, from the prospectus for the iShares® MSCI EAFE Index Fund dated December 1, 2009 issued by iShares Trust (the “Trust”). Such information reflects the policies of, and is subject to change by, the Trust and BlackRock Fund Advisors, the investment adviser to EFA. EFA is an exchange-traded fund. Shares of EFA are listed and trade at market prices on NYSE Arca, Inc. EFA seeks investment results that correspond generally to the price and yield performance of the MSCI EAFE® Index (the “Underlying Index”).

EFA generally invests at least 90% of assets in the securities of its Underlying Index and in depositary receipts representing securities in its Underlying Index. The Underlying Index is designed by MSCI Inc. as an equity benchmark for its international stock performance. The Underlying Index includes stocks from Europe, Australasia and the Far East and as of September 30, 2009, consisted of the following 21 developed market country indexes: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom.

Information provided to or filed with the SEC by EFA can be located by reference to SEC file number 333-92935 and 811-09729.

Historical Information for the iShares® MSCI EAFE Index Fund

The following graph sets forth the historical performance of the iShares® MSCI EAFE Index Fund based on the daily closing price from January 2, 2004 through November 15, 2010. The closing price of the iShares® MSCI EAFE Index Fund on November 15, 2010 was $57.40.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

The graph set forth above shows the historical performance of EFA based on the daily closing price of EFA. We obtained EFA closing prices above from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. Historical performance of EFA is not an indication of future performance. Future performance of EFA may differ significantly from historical performance, either positively or negatively. We cannot give you assurance that the performance of EFA will result in the return of any of your initial investment.

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iShares ® MSCI Emerging Markets Index Fund

We have derived all information contained in this free writing prospectus regarding the iShares® MSCI Emerging Markets Index Fund (“EEM”), including, without limitation, its make-up, method of calculation and changes in its components, from the prospectus for the iShares® MSCI Emerging Markets Index Fund dated January 1, 2010 issued by iShares Inc. (the “Trust”). Such information reflects the policies of, and is subject to change by, the Trust and BlackRock Fund Advisors, the investment adviser to EEM. EEM is an exchange-traded fund. Shares of EEM are listed and trade at market prices on the NYSE Arca, Inc. EEM seeks investment results that correspond generally to the price and yield performance of the MSCI Emerging Markets IndexSM (the “Underlying Index”).

EEM generally invests at least 90% of assets in the securities of its Underlying Index and in depositary receipts representing securities in its Underlying Index. The Underlying Index is designed to measure equity market performance in the global emerging markets. As of September 30, 2009, the Underlying Index consisted of the following 22 emerging market indexes: Brazil, Chile, China, Colombia, the Czech Republic, Egypt, Hungary, India, Indonesia, Israel, Malaysia, Mexico, Morocco, Peru, the Philippines, Poland, Russia, South Africa, South Korea, Taiwan, Thailand and Turkey. As of September 30, 2009, the Underlying Index’s three largest sectors were financials, energy and materials.

Information provided to or filed with the SEC by EEM can be located by reference to SEC file number 033-97598 and 811-09102.

Historical Information for the iShares® MSCI Emerging Markets Index Fund

The following graph sets forth the historical performance of the iShares® MSCI Emerging Markets Index Fund based on the daily closing price from January 2, 2004 through November 15, 2010. The closing price of the iShares® MSCI Emerging Markets Index Fund on November 15, 2010 was $46.41.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

The graph set forth above shows the historical performance of EEM based on the daily closing price of EEM. We obtained EEM closing prices above from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. Historical performance of EEM is not an indication of future performance. Future performance of EEM may differ significantly from historical performance, either positively or negatively. We cannot give you assurance that the performance of EEM will result in the return of any of your initial investment.

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Supplemental Plan of Distribution

We will agree to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents”, and the Agents will agree to purchase, all of the Securities at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) and will contain the final pricing terms of the Securities. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of the pricing supplement to its affiliates.

We or our affiliates will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Securities that it purchases from us to its affiliates at the price that will be indicated on the cover of the pricing supplement that will be available in connection with the sale of the Securities.

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